Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger
FOR IMMEDIATE RELEASE	Vice President – Treasurer and
Investor Relations
(972) 409-1528
klingerl@michaels.com
Michaels Stores, Inc. Reports Record Third Quarter Results
— Diluted EPS Increases 29% to $0.40 —
— Announces Change in Accounting for Inventory —
IRVING, Texas – November 22, 2005 – Michaels Stores, Inc. (NYSE: MIK) today reported preliminary unaudited financial results for its third quarter and nine-months ended October 29, 2005. Net income for the quarter increased $12.9 million to $55.4 million, up 30.5% versus $42.5 million for the same quarter last year. Diluted earnings per share increased 29.0% for the quarter to $0.40 versus $0.31 in the third quarter of 2004. Net income for the nine months was $132.8 million compared to net income of $98.6 million in the same period last year, a 34.7% increase. Diluted earnings per share for the nine months were $0.96 compared to $0.71 in the same period last year, an increase of 35.2%.
Michael Rouleau, Chief Executive Officer, said, “We are pleased with our overall performance during the third quarter. Despite softer than anticipated sales, we delivered another quarter of record earnings. As we have previously reported, our third quarter sales were impacted by a number of factors; primarily unseasonable weather, significantly higher gasoline prices and a planned reduction in our promotional program. For the third quarter, we expanded our operating margin by 120 basis points to 10.3% of sales, driven by strong improvement in our gross margin rate. We continue to leverage our recently installed perpetual inventory and automated replenishment systems, resulting in stronger sales of regular priced merchandise and reduced levels of clearance merchandise versus last year. Our operating income increased 19.0% over the same period last year to a third quarter record of $86.6 million.”
Mr. Rouleau added, “During the quarter, we continued our transformation of Michaels Stores to a more sophisticated retailer by making solid progress on a number of important initiatives. These initiatives include our transition to a more merchandise-driven company, our ‘Pursuit of the Perfect Store’ program, our new Hybrid Distribution method and our conversion to cost accounting. Our enhanced inventory management systems continue to provide us with the ability to strategically increase our inventory investment in categories with high sales potential such as Jewelry, Yarn and Gift Giving, while at the same time reducing levels of slower moving merchandise. Our 25 ‘Perfect Store’ remodels continue to be well received by our customers and, based on positive preliminary results, we have decided to expand our remodel program to approximately 65 additional stores in fiscal 2006. Additionally, the testing of our Hybrid Distribution process is proceeding well, with strong cooperation from our pilot vendors. Finally, our transition from our current retail inventory method to the weighted average cost method will provide the entire organization with much improved accountability for, and insights into, our business.”
Mr. Rouleau concluded, “We expect another successful holiday season during the upcoming fourth quarter. The merchandising of key categories such as Jewelry, Papercrafting, and Yarn has been greatly enhanced, and our advertising is

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

expected to be more focused and effective as we continue to refine our promotional offers. We are expanding on last year’s very successful Gift Giving initiative, and we are launching our first-ever nationwide radio advertising campaign during the critical holiday period. With improvements in our assortments, merchandising, store operations, and advertising, we are extremely well-prepared for this year’s holiday season. However, despite our excitement and enthusiasm as we enter the fourth quarter, we continue to maintain a cautious outlook overall. Although we have never been better prepared for the fourth quarter, many retailers have indicated concerns regarding consumer confidence and the shape of the competitive and promotional landscape during the holiday season. As a result, we will manage our business prudently through tight expense and inventory controls. That said, given our outstanding performance so far this year and our exciting plans for the fourth quarter, we fully expect that 2005 will be our ninth straight year of record operating earnings.”
Operating Performance
Total sales for the quarter increased 5.0% to $839.7 million from $799.9 million for the same period last year. Same-store sales for the quarter increased 0.8% on a 3.7% increase in average ticket, a 3.2% decrease in transactions and a 0.3% increase in custom frame deliveries. A favorable currency translation, due to the stronger Canadian dollar, contributed approximately 0.4% to the average ticket increase for the quarter. Our domestic Michaels stores’ Southeast, Pacific, and Southwest zones delivered the strongest same-store sales performances, and our strongest departmental performances came in our General Crafts, Custom Framing, Yarn, and Ribbon and Wedding categories. The growth in our General Crafts category was due primarily to the continuing strong performance in our Jewelry and Bead business.
For the quarter, the Company’s operating income increased 19.0% to $86.6 million and to 10.3% of sales from $72.8 million and 9.1% of sales for the same period last year. Gross margin expanded 210 basis points from 37.0% of sales in the third quarter of last year to 39.1% in the third quarter of fiscal 2005, due to improved merchandise margins, partially offset by higher occupancy costs as a percent of sales. Merchandise margins expanded primarily as a result of stronger sales of merchandise at regular price, better clearance margin realization, cost reductions as a result of improved domestic sourcing, and additional efficiencies in our supply chain and vertical manufacturing operations.
Selling, general and administrative expenses increased 8.4% and supported a 5.0% increase in sales, with expenses as a percent of sales increasing to 28.5% from 27.6% in the third quarter of last year. Increases in store personnel related costs over the prior year generated the majority of the increase in selling expenses. During the third quarter, the Company hired holiday seasonal labor earlier compared to last year in order to improve store staffing heading into the critical holiday selling season. In addition, administrative expenses in the quarter were higher than the same quarter last year due to increases in legal fees, professional fees, and bonus expenses.
Other income includes approximately $2.2 million related to our estimated settlement proceeds from the Visa Check/MasterMoney Antitrust Litigation.
Balance Sheet
The Company’s combined cash and short-term investment balances at the end of the quarter were $112.5 million, a decrease of $159.9 million over last year’s third quarter combined ending balances of $272.4 million. This reduction is mainly attributable to the Company’s early redemption of its $200 million, 9 1/4% Senior Notes in July 2005 and its ongoing share repurchase and dividend programs.
Average inventory per Michaels store, at the end of the third quarter, inclusive of distribution centers, increased 4.2% year over year to $1.264 million after declining 7.6% in the third quarter of 2004. The primary driver of this increase is our incremental investment in Yarn and Gift Giving items in preparation for the fall and holiday seasons. The Company’s perpetual inventory and automated replenishment merchandising systems continue to enable inventory to be redeployed from slow and no growth categories, to those with higher growth opportunities.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

During the quarter, the Company opened 19 and relocated seven Michaels stores and opened one Aaron Brothers store. Additionally, during the third quarter, the Company entered into an agreement to lease a new distribution center in Centralia, Washington beginning in late fiscal 2006.
The Company also announced that it has repurchased an additional 1,380,600 shares of the Company’s common stock during the third quarter of fiscal 2005 under its stock repurchase plans at an average price, including commissions, of $34.72 per share. Subsequent to the end of the quarter, the Company repurchased an additional 1,267,800 shares at an average price, including commissions, of $34.20 per share. Year-to-date, the Company has repurchased 4,580,497 shares at an average price, including commissions, of $35.47 per share. As of November 22, 2005, under its repurchase plans, the Company is authorized to repurchase approximately 340,000 additional shares plus such shares as may be repurchased with proceeds from the future exercise of options under the Company’s 2001 General Stock Option Plan.
Additionally, on November 18, 2005, the Company signed a new 5-year $300 million Revolving Credit Agreement with a syndicate of banks replacing, and on terms the Company believes are more favorable than those in, its previous $200 million revolving credit agreement that would have expired on April 30, 2006.
Change in Accounting for Inventory
Currently, the Company values inventory at the lower of cost or market, with cost determined using a retail inventory method. This inventory method uses quarterly physical inventory count results from a broad sample of stores to estimate ending inventories valued at retail for all Michaels stores. These inventory values are used in the Company’s retail inventory method calculation, which determines cost of sales and ending inventory at cost using a single pool of inventory.
Subsequent to the implementation of its perpetual inventory system in fiscal 2004, the Company began evaluating the use of this system to value inventory for both operational and financial reporting purposes. During the third quarter of fiscal 2005, the Company determined that it would change its accounting principle for valuing merchandise inventories from its current retail inventory method to the weighted average cost method. The weighted average cost method will utilize the newly available perpetual inventory records to value inventories at the lower of cost or market on a store-level SKU basis. The Company currently expects to adopt this new inventory accounting policy during the fourth quarter of fiscal 2005, but no later than the first quarter of fiscal 2006.
Mr. Rouleau said, “Our new SKU-specific, weighted average cost method of accounting will allow for more accurate reporting of periodic inventory balances by eliminating the averaging inherent in our current retail method. We expect to have significantly improved accountability within the merchandising department and across our stores with a consistent operational and financial reporting inventory valuation method. Using this SKU-specific costing methodology should enable management to more precisely manage inventory levels and more effectively execute business plans, while also providing additional business insights.”
As the Company currently expects to adopt the change in accounting principle during the fourth quarter of fiscal 2005, the cumulative effect of the change will be recorded as of the beginning of the 2005 fiscal year. We currently estimate that our inventory balance as of the beginning of fiscal 2005 will be approximately $796 million on the weighted average cost method, approximately $140 million lower than the inventory balance reported under the Company’s current retail inventory method. The non-cash reduction in the inventory balance as of the beginning of fiscal 2005 is due to the change in accounting principle and is not an indication of an inventory impairment or inventory write-off as the underlying retail value of the Company’s inventories is not impacted by this accounting change.
The change in the Company’s accounting method for merchandise inventory is expected to have a two-fold effect on fiscal 2005 financial statements: a cumulative effect of accounting change and a full year impact on cost of goods sold. This accounting change is expected to be reported as a change in accounting principle, under APB No. 20, Accounting Changes, effective as of the beginning of fiscal 2005. The non-cash cumulative effect of this change in accounting principle on all prior periods is currently estimated at

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

approximately $140 million on a pre-tax basis. On an after-tax basis, the cumulative effect of the change in accounting principle is estimated at $87 million or approximately $0.62 per diluted share, which is net of an income tax benefit of approximately $53 million. For fiscal 2005, cost of goods sold under the weighted average cost method is presently estimated to be modestly higher, approximately $15 million on a pre-tax basis, than under the Company’s current retail inventory method. The estimates of the beginning of fiscal 2005 cumulative effect of the accounting change and fiscal 2005 income statement effect are preliminary and may change materially. Note that the Company is not able to compute a pro forma annual impact in any years prior to fiscal 2005 as the information required to value inventory on the weighted average cost method in prior years is not available. Please see selected financial data below for further reference regarding a financial forecast comparison under the cost and retail methods of accounting for merchandise inventories:
Selected financial data ($ in millions, except per share amounts)

				Fiscal 2006
	Fiscal 2004	Fiscal 2005 Forecast (B)		Forecast
	Retail Method (A,D)	Retail Method (D)	Cost Method (E)	Cost Method (C,E)
Net sales	$3,393	$3,680	$3,680	$3,935

Operating Income	$340	$425	$410	$470

Income before cumulative effect of accounting change, net of income tax	$202	$257	$247	$300

Cumulative effect of accounting change, net of income tax	—	—	87	—

Net Income	$202	$257	$160	$300

Diluted earnings per common share before cumulative effect of accounting change	$1.45	$1.85	$1.78	$2.15

Diluted earnings per common share after cumulative effect of accounting change	$1.45	$1.85	$1.15	$2.15

(A)	Amounts as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

(B)	Amounts represent the midpoint of the 2005 forecast range disclosed in the outlook section of this earnings press release. The midpoint was selected for purposes of this presentation only. Actual results may differ materially from the above amounts.

(C)	Amounts represent the midpoint of the preliminary 2006 guidance range disclosed in the outlook section of this earnings press release.
The midpoint was selected for purposes of this presentation only. Actual results and future guidance may differ materially from the above amounts.

(D)	Retail method amounts reflect the application of the Company’s current retail inventory method to determine inventory cost.

(E)	Cost method amounts reflect the proposed application of the weighted average cost method to determine inventory cost, based on the Company’s preliminary estimates. Actual impacts could differ materially from the above amounts.
Outlook
The Company currently forecasts same-store sales for the fourth quarter of fiscal 2005 to increase 3% to 5% over the fourth quarter of fiscal 2004. Under the Company’s current retail inventory method, operating margin is expected to expand by approximately 140 basis points in the fourth quarter of fiscal 2005 versus the fourth quarter of fiscal 2004, driven by gross margin expansion, partially offset by higher advertising and personnel costs as a percent to sales. Note that gross margin for the fourth quarter of fiscal 2004 included the Company’s charge for a lease accounting correction, which totaled approximately $12.8 million on a pre-tax basis. Consistent with prior guidance, the Company estimates that fourth quarter diluted earnings per share, under the current retail inventory method of accounting, would range from $0.88 to $0.92.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

For fiscal 2005, the Company expects same-store sales to increase 3% to 5% and total sales to increase 8% to 9%. Under the current retail inventory method, operating margin for the year is expected to grow approximately 150 basis points primarily driven by gross margin expansion, and diluted earnings per share for 2005 is expected to range from $1.83 to $1.87, an increase of approximately 26% to 29% over fiscal 2004 results.
With the adoption of the weighted average cost method, the Company currently expects that cost of sales for fiscal 2005 will increase approximately $15 million on a pre-tax basis, or $0.07 per diluted share, when compared with the current retail inventory method. Therefore, under the weighted average cost method, the Company expects full year earnings per share before the cumulative effect of the accounting change to range from $1.76 to $1.80, an increase of 21% to 24% over fiscal 2004 diluted earnings per share of $1.45. Although the Company expects to adopt the weighted average cost method during the fourth quarter of fiscal 2005, under SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, the cumulative effect of the accounting change will be recorded as of the first quarter of fiscal 2005. All previously reported quarters for fiscal 2005 will be restated to reflect the weighted average cost method of accounting for inventory.
On a preliminary basis, the Company expects fiscal 2006 diluted earnings per share before the cumulative effect of the accounting change to increase 19% to 22%, from $1.76 to $1.80 in fiscal 2005 to $2.10 to $2.20 in fiscal 2006. Note that these fiscal 2005 and fiscal 2006 diluted earnings per share estimates are before the cumulative effect of the accounting change and stock based compensation expense, on the weighted average cost method, and on a 52-week basis. Future guidance and results may change materially from these preliminary estimates. Note that fiscal 2006 is a 53-week year and diluted earnings per share estimates will be revised in the future to reflect fiscal 2006 on a 53-week basis. On a 52-week basis, the fiscal 2006 same-store sales are expected to increase 2% to 4% with total sales increasing 6% to 8%. Fiscal 2006 operating margin is forecast to expand 80 to 90 basis points, driven by both gross margin expansion and selling, general, and administrative expense leverage.
The Company will host a conference call at 4:00 p.m. central time today to discuss its third quarter and year-to-date fiscal 2005 earnings results as well as its outlook for the remainder of fiscal 2005 and inventory accounting change. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 5446633.
The Company plans to release its 2005 fourth quarter sales on Thursday, February 2, 2006, at 6:30 a.m. central time. Any interested party may view the Company’s press release at www.michaels.com.
Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of November 22, 2005, the Company owns and operates 889 Michaels stores in 48 states and Canada, 166 Aaron Brothers stores, 11 Recollections stores and four Star Wholesale operations.
This document may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and in our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2005 and July 30, 2005. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, cumulative effect of change in accounting principle, estimates of the annual impact of the weighted average cost method of accounting for inventory relative to our current retail inventory method, net income, and diluted earnings per share. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service,

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; our ability to establish effective internal control over financial reporting for inventories and cost of sales under our proposed weighted average cost method; financial difficulties of any of our insurance providers, key vendors, or suppliers; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.
This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).
— Tables Follow —

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
(972) 409-1300

Michaels Stores, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2005	2004	2005	2004
Net sales	$839,663	$799,905	$2,406,172	$2,208,691
Cost of sales and occupancy expense	511,545	504,236	1,491,084	1,395,492

Gross profit	328,118	295,669	915,088	813,199
Selling, general, and administrative expense	239,048	220,489	681,530	633,348
Store pre-opening costs	2,456	2,408	6,649	7,534

Operating income	86,614	72,772	226,909	172,317
Interest expense	229	5,042	20,819	15,439
Other (income) and expense, net	(3,039)	(1,077)	(8,088)	(2,743)

Income before income taxes	89,424	68,807	214,178	159,621
Provision for income taxes	33,982	26,319	81,388	61,055

Net income	$55,442	$42,488	$132,790	$98,566

Earnings per common share:
Basic	$0.41	$0.31	$0.98	$0.72

Diluted	$0.40	$0.31	$0.96	$0.71

Weighted average shares outstanding:
Basic	135,395	135,550	135,729	136,138

Diluted	138,000	138,796	138,801	139,257

Dividends per common share	$0.10	$0.07	$0.27	$0.19

Michaels Stores, Inc.
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	October 29,	January 29,	October 30,
Subject to reclassification	2005	2005	2004
ASSETS
Current assets:
Cash and equivalents	$112,517	$535,852	$222,171
Short-term investments	—	50,379	50,235
Merchandise inventories	1,214,504	936,395	1,096,400
Prepaid expenses and other	49,033	26,613	34,633
Deferred and prepaid income taxes	30,405	22,032	19,471

Total current assets	1,406,459	1,571,271	1,422,910

Property and equipment, at cost	990,171	913,174	863,421
Less accumulated depreciation	(571,554)	(506,193)	(469,867)

	418,617	406,981	393,554

Goodwill	115,839	115,839	115,839
Other assets	18,676	17,569	16,810

	134,515	133,408	132,649

Total assets	$1,959,591	$2,111,660	$1,949,113

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$253,034	$256,266	$257,023
Accrued liabilities and other	259,211	242,682	222,248
Income taxes payable	—	12,992	6,066

Total current liabilities	512,245	511,940	485,337

9 1/4% Senior Notes due 2009	—	200,000	200,000
Deferred income taxes	26,848	30,355	27,550
Other long-term liabilities	85,582	72,200	41,256

Total long-term liabilities	112,430	302,555	268,806

	624,675	814,495	754,143

Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.10 par value, 2,000,000 shares authorized; none issued	—	—	—
Common Stock, $0.10 par value, 350,000,000 shares authorized; shares issued and outstanding of 134,800,844 at October 29, 2005, 135,726,717 at January 29, 2005, and 135,093,810 at October 30, 2004	13,480	13,573	13,509
Additional paid-in capital	386,330	451,449	438,850
Retained earnings	922,907	826,821	733,069
Accumulated other comprehensive income	12,199	5,322	9,542

Total stockholders’ equity	1,334,916	1,297,165	1,194,970

Total liabilities and stockholders’ equity	$1,959,591	$2,111,660	$1,949,113

Michaels Stores, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	October 29,	October 30,
Subject to reclassification	2005	2004
Operating activities:
Net income	$132,790	$98,566
Adjustments:
Depreciation	72,656	65,756
Amortization	292	294
Loss from early extinguishment of debt	12,136	—
Other	391	780
Changes in assets and liabilities:
Merchandise inventories	(278,109)	(203,477)
Prepaid expenses and other	(22,420)	(5,435)
Deferred income taxes and other	(4,871)	(3,342)
Accounts payable	(3,232)	84,315
Income taxes payable	(2,445)	16,917
Accrued liabilities and other	24,679	33,157
Other long-term liabilities	10,265	4,099

Net cash (used in) provided by operating activities	(57,868)	91,630

Investing activities:
Additions to property and equipment	(85,785)	(71,663)
Purchases of short-term investments	(226)	(50,235)
Sales of short-term investments	50,605	—
Net proceeds from sales of property and equipment	—	60

Net cash used in investing activities	(35,406)	(121,838)

Financing activities:
Repayment of Senior Notes	(209,250)	—
Proceeds from stock options exercised	32,285	28,595
Repurchase of Common Stock	(119,133)	(94,582)
Cash dividends paid to stockholders	(36,709)	(25,867)
Proceeds from issuance of Common Stock and other	2,746	2,408

Net cash used in financing activities	(330,061)	(89,446)

Net decrease in cash and equivalents	(423,335)	(119,654)
Cash and equivalents at beginning of period	535,852	341,825

Cash and equivalents at end of period	$112,517	$222,171

Michaels Stores, Inc.
Summary of Operating Data
(Unaudited)
The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of income:

	Quarter Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2005	2004	2005	2004

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	60.9	63.0	62.0	63.2

Gross profit	39.1	37.0	38.0	36.8
Selling, general, and administrative expense	28.5	27.6	28.3	28.7
Store pre-opening costs	0.3	0.3	0.3	0.3

Operating income	10.3	9.1	9.4	7.8
Interest expense	—	0.6	0.8	0.7
Other (income) and expense, net	(0.3)	(0.1)	(0.3)	(0.1)

Income before income taxes	10.6	8.6	8.9	7.2
Provision for income taxes	4.0	3.3	3.4	2.7

Net income	6.6%	5.3%	5.5%	4.5%

The following table sets forth certain of our unaudited operating data (dollar amounts in thousands):

	Quarter Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2005	2004	2005	2004
Michaels stores:
Retail stores open at beginning of period	870	827	844	804
Retail stores opened during the period	19	22	46	45
Retail stores opened (relocations) during the period	7	8	18	30
Retail stores closed during the period	—	—	(1)	—
Retail stores closed (relocations) during the period	(7)	(8)	(18)	(30)

Retail stores open at end of period	889	849	889	849

Aaron Brothers stores:
Retail stores open at beginning of period	165	160	164	158
Retail stores opened during the period	1	4	2	7
Retail stores opened (relocations) during the period	—	1	—	1
Retail stores closed during the period	—	—	—	(1)
Retail stores closed (relocations) during the period	—	(1)	—	(1)

Retail stores open at end of period	166	164	166	164

ReCollections stores:
Retail stores open at beginning of period	11	5	8	2
Retail stores opened during the period	—	3	3	6

Retail stores open at end of period	11	8	11	8

Star Wholesale stores:
Wholesale stores open at beginning of period	4	3	3	3
Wholesale stores opened during the period	—	—	1	—

Wholesale stores open at end of period	4	3	4	3

Total store count at end of period	1,070	1,024	1,070	1,024

Other operating data:
Average inventory per Michaels store (1)	$1,264	$1,213	$1,264	$1,213
Comparable store sales increase (2)	0.8%	0.9%	4.2%	3.9%

(1)	Average inventory per Michaels store calculation excludes Aaron Brothers, Recollections, and Star Wholesale stores.

(2)	Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions. A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed. If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention. A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.